Exhibit 10.2

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

This Shareholder Agreement, dated as of December 1, 2014, by and among Cambridge Holdco, Inc., a Marshall Islands corporation (“Holdco”), Por Liu, a natural person (the “Parakou Shareholder”), and Benjamin Gordon, a natural person (the “Cambridge Stockholder” and, together with the Parakou Shareholder, the “Shareholders”).

WHEREAS, the Parakou Shareholder has entered into a Business Combination Agreement, dated as of December 1, 2014, by and among Cambridge Capital Acquisition Company (“Parent”), Holdco, Cambridge Merger Sub, Inc. (“Merger Sub”), Parakou Tankers, Inc. (“Parakou”) and the Shareholder (the “BCA”), pursuant to which (a) Parent will be merged with and into Holdco, a wholly-owned subsidiary of Parent, with Holdco surviving the merger and becoming the public company (the “Parent Merger”) and (b) Merger Sub, a wholly owned subsidiary of Holdco, will be merged with and into Parakou with Parakou surviving the merger and becoming a wholly-owned subsidiary of Holdco (the “Company Merger” and together with the Parent Merger, the “Transactions”);

WHEREAS, the Parakou Shareholder is the sole shareholder of Parakou, and following the Closing of the Transactions, the Parakou Shareholder will Beneficially Own in the aggregate 5,800,000 shares of common stock of Holdco;

WHEREAS, in connection with the Transactions, the Parakou Shareholder has designated three individuals (each a “New Parakou Shareholder Director”) for nomination to serve as a director of Holdco, and Holdco, through its Board, has caused to be duly appointed to the Holdco’s Board the New Parakou Shareholder Directors; and

WHEREAS, as a significant inducement for the Parakou Shareholder and Parent to enter into the BCA and consummate the Transactions, Holdco and the Shareholders wish to enter into this Agreement to set forth their agreement with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdco and each of the Shareholders hereby agree as follows:

1. Definitions. (a) Unless otherwise defined herein, the terms below shall have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Agreement” means this Shareholders Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing.

“Beneficial Owner” or “Beneficially Own” has the meaning given such term in Rule 13d-3 under the Exchange Act.

“Board” means the board of directors of Holdco.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Closing” means the closing of the Transactions contemplated by the BCA.

“Parakou Shareholder Directors” means any New Parakou Shareholder Director or any director of Holdco designated by the Parakou Shareholder pursuant to Section 2(a).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

2. Corporate Governance.

(a) The Parakou Shareholder shall have the right to designate for nomination such number of individuals to serve as a director of Holdco as set forth in this Section 2(a):

(i) If the Parakou Shareholder Beneficially Owns 35% or more of the issued and outstanding shares of common stock of Holdco, the Parakou Shareholder shall have the right to designate for nomination to serve as a director of Holdco three individuals; and

(ii) If the Parakou Shareholder Beneficially Owns less than 35% but 20% or more of the issued and outstanding shares of common stock of Holdco, the Parakou Shareholder shall have the right to designate for nomination to serve as a director of Holdco two individuals; and

(iii) If the Parakou Shareholder Beneficially Owns less than 20% but 10% or more of the issued and outstanding shares of common stock of Holdco, the Parakou Shareholder shall have the right to designate for nomination to serve as a director of Holdco one individual.

(b) At each election of directors at which the term of a Parakou Shareholder Director will expire, the Board shall recommend for election to the Board a nominee designated by the Parakou Shareholder pursuant to Section 2(a), and shall solicit proxies in favor of such nominee in the same manner as for Holdco’s other nominees who are up for election.

(c) The Parakou Shareholder shall not be entitled to designate any person to the Board as of any date pursuant to Section 2(a) in the event that the election of the proposed Parakou Shareholder Director would cause Holdco to not be in compliance with applicable law or the rules of the applicable self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended).

(d) At the first meeting of shareholders of Holdco after the Closing at which directors are elected to the Board, if there is a vacancy on the Board or the Board determines not to recommend for election to the Board a director who has been on the Board, then the Cambridge Stockholder shall have the right to nominate one new candidate to fill that vacancy or departing director’s seat; provided that (i) such nominee cannot be an affiliate, or a related person, of the Cambridge Stockholder or Holdco, (ii) the Board will have the right to approve the nomination and (iii) the nominee must qualify as an “independent” member of the Board pursuant to the listing standards then in effect by the Nasdaq Stock Market LLC.

(e) With respect to all matters submitted to a vote of holders of shares of common stock of Holdco, each Shareholder may vote all of his shares of common stock of Holdco held by such Shareholder in his absolute discretion.

3. Miscellaneous.

(a) Amendments. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed, by Holdco and each Shareholder.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt, or (e) on the next Business Day following transmission and conformation of receipt, if facsimile or email transmission after 6:00 p.m., local time, in the place of receipt; provided that the notice of other communication is sent to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties in accordance with this Section 3(b)):

(i) If to the Parakou Shareholder, at

Por Liu
2G Bishopsgate
Singapore 249993

Attention:	Por Liu
Facsimile:	+1.646.429.9325
Email:	porliu@psmpl.com.sg

(ii) If to the Cambridge Stockholder, at

Cambridge Capital Acquisition Corporation
525 South Flagler Drive, Suite 201
West Palm Beach, FL 33401

Facsimile:	+1.561.655.6232
Email:	ben@bgsa.com

(iii) If to Holdco, at

Cambridge Holdco, Inc.
525 South Flagler Drive, Suite 201
West Palm Beach, FL 33401

Attention:	Benjamin Gordon
Facsimile:	+1.561.655.6232
Email:	ben@bgsa.com

or at such other address as may be substituted by notice given as herein provided.

(c) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. All of the obligations of Holdco hereunder shall survive any such transfer. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

(d) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3(b) or in such other manner as may be permitted by law, will be valid and sufficient service thereof. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 3(e).

(f) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(h) Assignment. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto.

(i) Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

(j) Counterparts. This Agreement may be executed and delivered (including by e-mail or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments reasonably requested by any other party and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(l) Effectiveness. This Agreement shall become effective only upon the Closing. In the event the BCA is terminated prior to the Closing, this Agreement shall terminate without any further actions by any of the parties hereto and no party shall have any liability or further obligation to any party to this Agreement.

[Signature appears on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAMBRIDGE HOLDCO, INC.

By:	/s/ Benjamin Gordon
	Name:	Benjamin Gordon
	Title:	President and CEO

/s/ Por Liu
POR LIU

/s/ Benjamin Gordon
BENJAMIN GORDON

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